Exhibit 10.21

Conformed Version

Land Security Assignment

AN AGREEMENT made on 14 September 2004 between:

1.	Wynn Resorts (Macau) S.A., a company incorporated in the Special Administrative Region of Macau (registered number 14917), with its registered office at 429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau (“the Company”), herein represented by Mr Matthew O. Maddox, and

2.	Société Générale, Hong Kong Branch, with its principal office at 42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, as agent for and on behalf of the Secured Parties (“the Security Agent”), herein represented by Mr Lui Sun Peng and Mr David Edward Gore.

WHEREAS:

A.	The Secured Parties have agreed, subject to the terms and conditions in the Finance Documents, to make available to the Company certain loan and other facilities for the purpose of the Projects.

B.	It is a condition of the Secured Parties making the facilities available under the Finance Documents that the rights of the Company under the Land Concession Contract as specified herein are assigned in favour of the Security Agent (for and on behalf of the Secured Parties).

NOW, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1 Definitions

In this Agreement, unless otherwise defined herein, all terms defined or referred to in the Deed of Appointment and Priority or, if not defined or referred to in the Deed of Appointment and Priority, the Common Terms Agreement, shall bear the same meaning when used in this Agreement and, in addition:

“Assignment” means the assignment with the scope referred to in Clause 3.

“Deed of Appointment and Priority” means the deed of appointment and priority dated 14 September 2004 and made between, among others, the Company, Société Générale Asia Limited as intercreditor agent, the Security Agent as security agent, the institutions defined therein as Original First Ranking Lenders, Second Ranking Finance Party and Third Ranking Finance Party.

“Land” means the land described in the Land Concession Contract as a plot of land with the area of 64,518 m2 (sixty four thousand five hundred and eighteen square metres), named Lot B1, located in the Macau peninsula at Zone B in the New Reclamation of the Outer Harbour

(NAPE), bordering Rua Cidade de Sintra, Avenida de Sagres and Avenida 24 de Junho, with an assessed value of MOP319,360,971.00 (three hundred nineteen million three hundred and sixty thousand nine hundred and seventy one patacas), marked with the letters “B”, “B/a”, “B/b”, “B/c”, B/g”, “B/h”, “B/i” in plant n.º 4672/1994, issued by the Cartography and Cadastre Department (DSCC) on March 2 2004 which is an integral part to the Land Concession Contract.

“Land Concession” means the lease of the Land to the Company granted by Dispatch nº 81/2004 of the Secretary for Transportation and Public Works of the Government of the Macau SAR dated 4 August 2004, the terms of which are as set out in the Land Concession Contract.

“Land Concession Contract” means the contract setting out the terms of the lease of the Land to the Company, agreed to by the Company with the Macau SAR on 4 June 2004, which forms an integral part of Dispatch nº 81/2004 and is appended as a schedule hereto.

“Mortgage” means a mortgage created on the Land and all present and future constructions on and fixtures and accessions to the Land pursuant to a mortgage deed dated 14 September 2004 executed between the Company and the Security Agent.

“Rights under the Land Concession Contract” means all of the rights of the Company under the Land Concession Contract (including, without limitation, the right to develop a hotel-resort-casino complex on the Land, the right to own all present and future constructions on and fixtures to the Land and the right to extend the duration of the Land Concession Contract in accordance with the laws of the Macau SAR, as stipulated in the Land Concession Contract).

“Security Agent’s Rights” means all rights, powers and remedies of the Security Agent provided by this Agreement or by law.

1.2 Interpretation

In this Agreement:

(a)	the principles of construction and interpretation contained or referred to in Clause 1.2 (Construction) of the Deed of Appointment and Priority shall apply to the construction and interpretation of this Agreement; and

(b)	any reference to any or all of the Grantors or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assignees and transferees in accordance with their respective interests.

1.3 Non-recourse Liability

Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a

Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

2.	Payment of Secured Obligations

The Company shall discharge and pay to the Security Agent (when due and payable) each of the Secured Obligations in accordance with the Finance Documents provided that:

(a)	neither the obligations of the Company under this Clause nor the security constituted by this Agreement shall extend to or include any liability or sum which would, but for this proviso, cause such obligations or security to be unlawful or prohibited by any applicable law; and

(b)	every payment by the Company of any sum in respect of the Secured Obligations to or for the account of any of the Secured Parties to whom the same is due and payable which is made in accordance with the terms of the Finance Documents under which such sum is payable to such Secured Parties shall operate in satisfaction pro tanto of such covenant.

3.	Assignment

The Company hereby assigns by way of security the Rights under the Land Concession Contract to the Security Agent as security for the discharge and payment of the Secured Obligations to the Security Agent.

4.	Enforcement and Effect of Assignment

4.1 The Security Agent may, after delivering an Enforcement Notice to the Company, enforce the Assignment or exercise the Security Agent’s rights under the Assignment by:

(a)	curing or attempting to cure, for and on behalf of the Company, any breaches or defaults of the Company under the Land Concession Contract, with or without any prior notice of such breaches or defaults from the Government of the Macau SAR including carrying out acts of conservation within the spirit of Section 266 of the Macau Civil Code;

(b)	obtaining authorisation from the Government of the Macau SAR pursuant to Clause 13.1 of the Land Concession Contract (which authorisation the Government of the Macau SAR has undertaken to give in paragraph B.2 of the Land Concession Consent Agreement) for an assignment of the Rights under the Land Concession Contract in favour of the Security Agent following which the Company shall be removed as lessee of the Land and the Security Agent shall become the lessee thereof, assuming the Rights under the Land Concession Contract including the right to complete (or to designate a Person/entity to complete) the development of the first phase and the second phase referred to in the Land Concession Contract, and cure any defaults of the Company under the Land Concession Contract, namely for failure to pay amounts under the Land Concession Contract;

(c)

after obtaining the authorisation referred to in Clause 4.1(b), applying for authorisation from the Government of the Macau SAR to further enforce the Assignment, subject to the limitations and restrictions under the Land

Concession Contract as amended pursuant to Clause 13.1 of the Land Concession Contract, in favour of a third party provided the assignee assumes the obligations of the Company or the Security Agent under the Land Concession Contract, in which case the Security Agent shall be removed as lessee of the Land and such assignee shall become the lessee thereof, assuming the Rights under the Land Concession Contract including the right to complete the development of the first phase and the second phase referred to in the Land Concession Contract, and cure any defaults under the Land Concession Contract, namely for failure to pay amounts under the Land Concession Contract, and/or

(d)	obtaining authorisation from the Government of the Macau SAR (which authorisation the Government of the Macau SAR has undertaken to give in paragraph B.4 of the Land Concession Consent Agreement) for an assignment of the Rights under the Land Concession Contract in favour of the Person purchasing the rights of the Company to the Land Concession pursuant to an enforcement of the Mortgage by the Security Agent provided the assignee assumes the obligations of the Concessionaire or the Security Agent under the Land Concession Contract, in which case the assignee shall become the lessee thereof, assuming the Rights under the Land Concession Contract including the right to complete the development of the first phase and the second phase referred to in the Land Concession Contract.

4.2 So long as Wynn Resorts has not delivered a notice under Clause 5.2 of the Wynn Resorts Support Agreement terminating its obligations under Clause 6 thereof, the Security Agent shall, prior to the acceptance of any offer made by a Senior Secured Creditor for the purchase of all or any of the rights of the Company under the Land Concession Contract subject to the Assignment, give reasonable details of all of the written offers received by the Security Agent for the purchase of such rights of the Company under the Land Concession Contract.

4.3 In making any sale or other disposal of all or any part of the rights of the Company under the Land Concession Contract or any acquisition in the exercise of its powers, the Security Agent may do so for such consideration, in such manner, and generally on such terms and conditions as it thinks fit. Any contract for such sale, disposal or acquisition by the Security Agent may contain conditions excluding or restricting the personal liability of the Security Agent.

5.	Documenting Enforcement of Assignment

The enforcement of the Assignment in the manner described in Clause 4.1(b), 4.1(c) and/or 4.1(d) shall, if requested by the Security Agent, be effected through the entering into a revision to the Land Concession Contract which will substitute the name and references to the Company as lessee of the Land with the name of the Security Agent or, as the case may be, the relevant assignee.

6.	Representations and Warranties of Company

The Company hereby makes the following representations and warranties to the Security Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon those representations and warranties:

(a)	the Company has not assigned or otherwise disposed or purported to assign or otherwise dispose of any of the Rights under the Land Concession Contract except for the assignment created hereunder and the security created under the Mortgage;

(b)	this Agreement constitutes an effective assignment over the Charged Property provided that the authorisation from the Government of the Macau SAR referred to in Clause 4 is obtained;

(c)	it is the sole and absolute owner of all of the rights granted to the Company under the Land Concession Contract free from any Lien (except for any Lien referred to in paragraph 3(f) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien);

(d)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, and perform and comply with the obligations expressed to be assumed by it in, this Agreement (ii) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in evidence in its jurisdiction of incorporation and in Macau SAR, have been done, fulfilled and performed; and

(e)	under the laws of Macau in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in Macau or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than a stamp duty of MOP20.00 on this Agreement and a stamp duty of MOP5.00 on any of its counterparts.

7.	Reliance on Representations and Warranties

The representations and warranties contained in Clause 6 (other than Clauses 6.1(b), 6.1(d)(iii) and 6.1(e)) shall be deemed to be repeated (by reference to the facts and circumstances then existing) by the Company on:

(a)	the CP Satisfaction Date; and

(b)	each Advance Date.

8.	Undertakings and Rights Prior to Enforcement

8.1 The Company undertakes to the Security Agent (for and on behalf of the Secured Parties) at all times during the subsistence of this Agreement as follows:

(a)	the Company will not assign or otherwise dispose or undertake to assign or otherwise dispose to any Person all or any of the Rights under the Land Concession Contract (other than the assignment created hereunder and the Mortgage);

(b)

the Company will not create, grant or permit to exist any Lien (including without limitation any assignment) over all or any of the Rights under the Land Concession Contract (other than any Lien referred to in paragraph 3(f) or (q) of

Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien);

(c)	the Company will promptly notify the Security Agent in writing of the occurrence of any event or the receipt by it of any notice that could reasonably be likely to prejudice significantly the value of the Assignment or all or any of the Rights under the Land Concession Contract or the ability of the Security Agent to enforce its rights hereunder and/or to enforce the Assignment;

(d)	the Company will:

(i)	at any time after the Security Agent shall have delivered an Enforcement Notice, at the written request of the Security Agent, deliver a written notice to the Security Agent within 5 Business Days of such request setting out all its outstanding obligations or liabilities under the Land Concession Contract, the Company acknowledging that, if the Security Agent enforces the Assignment, it will do so in reliance of such notice setting out such outstanding obligations or liabilities provided by the Company under this sub-paragraph;

(ii)	promptly, upon the Security Agent’s written request after the issuance of the Enforcement Notice to the Company, furnish the Security Agent with all information and documentation in its possession required for the performance of the Land Concession Contract by the Security Agent (save where such disclosure is prohibited by law); and

(iii)	do and execute all things and documents as the Security Agent shall require it to do or execute for the purpose of exercising the Security Agent’s Rights, securing and/or perfecting the Assignment and/or enforcing the Assignment provided that any such requirement shall be reasonable prior to the delivery of an Enforcement Notice to the Company.

8.2 Notwithstanding Clause 3 of this Agreement, unless and until the issuance of an Enforcement Notice by the Security Agent to the Company, the Company shall be entitled to exercise all of its Rights under the Land Concession Contract.

9.	Indemnity to the Security Agent

9.1 The Company acknowledges that all actions which the Security Agent or its designees or assignees shall take in order to cure or attempt to cure, with or without any prior notice from the Government of the Macau SAR, any breaches or defaults of the Company under the Land Concession Contract, including carrying out acts of conservation within the spirit of Section 266 of the Macau Civil Code, for and on behalf of the Company shall be executed in the name of the Security Agent for and on behalf of the Company or in the name of the Company, and the Company accepts full responsibility for any such actions except for any liability which arises as a consequence of any gross negligence or wilful misconduct of the Security Agent or its designees or assignees.

9.2 If legal proceedings are instituted against the Security Agent as a result of the taking of any action referred to in Clause 9.1, save in the case where such legal proceedings arise as a consequence of the gross negligence or wilful misconduct of the Security Agent, the Company undertakes to join the Security Agent in the said legal proceedings as a defendant to the extent permitted by law, accepting the premise that the Security Agent will have recourse against the Company for any sums payable under a judgment obtained in such legal proceedings that is entered against the Security Agent except for any liability which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent or its designees or assignees.

9.3 Without prejudice to the provisions of Clauses 9.1, 9.2 and 14, the Company shall on demand indemnify and keep indemnified the Security Agent against any liability and all taxes, including without limitation stamp duty, sums and expenses (other than any cost or expense which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent or its designees or assignees), including court and legal fees, registration and notary fees and fees of any other nature which the Security Agent has incurred in order to do, or as a result of any of the following:

(a)	curing or attempting to cure any breaches or defaults of the Company under the Land Concession Contract pursuant to Clause 4.1(a) and 4.1(b);

(b)	amending the Land Concession Contract pursuant to Clause 5 for the purpose of enforcing the Assignment;

(c)	completing the development of the Land for the completion of the Projects; and/or

(d)	obtaining the licence of utilisation for the constructions built on the Land and registering the Land Concession both provisionally and definitively.

10.	Application of Moneys

10.1 The proceeds of:

(a)	enforcement of the Assignment;

(b)	any sale or other disposal of all present and future constructions on and fixtures to the Land or any portion thereof and generally

(c)	all moneys received or recovered by the Security Agent pursuant to this Agreement or the powers conferred by it,

shall (subject to (a) the claims of any Person having prior rights thereto and (b) Clause 10.2) be applied by the Security Agent (notwithstanding any purported appropriation by the Company or any other Grantor) in accordance with Clause 15 (Application of Proceeds) of the Deed of Appointment and Priority.

10.2 Notwithstanding any other provision of the Finance Documents, the Security Agent may, at any time after the delivery of an Enforcement Notice to the Company, pay any or all of the moneys received, recovered or realised by the Security Agent under this Agreement (including without limitation the proceeds of any conversion of currency) into any suspense or impersonal account (which is interest-bearing provided that there is no tax liability on the Security Agent with respect to any interest in such account) for so long as the Security Agent shall think fit (whether or not any Secured Obligations shall have become due) pending any further application of such moneys (as the Security Agent shall be entitled, but not obliged, to do in its discretion) in accordance with the provisions of Clause 10.1. If the Secured Obligations have been fully discharged or would be fully discharged if the moneys in such suspense or impersonal account were applied towards satisfaction of the Secured Obligations, the Security Agent shall apply the moneys in such suspense or impersonal account towards satisfaction of the Secured Obligations and if there are any moneys remaining in such suspense or impersonal account after the Secured Obligations have been fully discharged, the Security Agent shall pay such remaining moneys to any Person as directed by the Company. Any interest accrued on any moneys in such suspense or impersonal account shall be credited to such suspense or, as the case may be, impersonal account and shall, subject to the terms of this Clause 10.2, be applied towards satisfaction of the Secured Obligations.

11.	Company’s Obligations

The obligations of the Company hereunder and the Security Agent’s Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, re-organisation, bankruptcy, death or insolvency of, or any change in, the Company or any other Person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any unenforceability or invalidity of any other agreement or document;

(d)	any time or other indulgence being granted to the Company or any other Person in respect of any of the Secured Obligations;

(e)	any amendment, variation, waiver or release of any of the Secured Obligations except for a release or discharge in accordance with Clause 16.20 of the Deed of Appointment and Priority;

(f)	any variation of the terms upon which the Security Agent holds the security constituted hereby;

(g)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(h)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect any or all of the obligations of the Company or the Security Agent’s Rights hereunder.

12.	Effectiveness of Collateral

12.1 No failure on the part of the Security Agent to exercise, or delay on its part in exercising, any Security Agent’s Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Agent’s Right preclude any further or other exercise of that or any other Security Agent’s Right.

12.2 The Security Agent shall not be obliged, before exercising any Security Agent’s Right as against the Company (a) to make any demand of any other Grantor or any other Person, (b) to take any action or obtain judgment in any court against the Company, any other Grantor or any other Person, (c) to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Company, any other Grantor or any other Person or (d) to enforce or seek to enforce any other security in respect of the Secured Obligations.

12.3 Until the satisfaction of the requirements set out in Clause 16.20 of the Deed of Appointment and Priority in respect of the release of security, any settlement or discharge hereunder shall be conditional upon no security or payment to the Security Agent by or on behalf of the Company and/or any other Grantor being avoided or reduced by virtue of the Company’s or any other Grantor’s bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void.

13.	Set-Off

The Company authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right) from time to time to, after the delivery of an Enforcement Notice to the Company, set off against any or all of the sums due and payable but unpaid by and/or any or all of the obligations of the Company to the Security Agent under this Agreement any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Company and apply any credit balance to which the Company is entitled on any account with the Security Agent in discharge of such sums payable by and/or such obligations of the Company (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

14.	Expenses, Stamp, Taxes and Liability

14.1 Expenses

The Company shall, from time to time on demand of the Security Agent, reimburse the Security Agent (to the extent that the Security Agent has not been reimbursed or indemnified under Clause 9 or Clause 14.3) for:

(a)	at any time prior to the delivery of an Enforcement Notice to the Company, all reasonable costs and expenses (including legal fees); or

(b)	at any time upon or after the delivery of an Enforcement Notice to the Company, all costs and expenses (including legal fees)

on a full indemnity basis incurred by it in connection with:

(i)	the perfection of the security contemplated in this Agreement; and

(ii)	the exercise, preservation and/or enforcement of any of the Security Agent’s Rights or the security contemplated by this Agreement or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the security or of enforcing the Security Agent’s Rights, and such costs and expenses (including legal fees) shall carry interest from the date following 14 days after the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 19.5 (Interest on demands) of the Deed of Appointment and Priority.

14.2 Stamp Taxes

The Company shall pay all stamp, registration and other taxes to which this Agreement, the security contemplated in this Agreement or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax other than any liabilities, costs, claims and expenses which arise as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent.

14.3 Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Agent, its designees or nominees and any attorneys against any action, proceeding, claims, losses, liabilities and costs which it has sustained as a consequence of any breach by the Company of the provisions of this Agreement, the exercise of any of the rights and powers conferred on them by this Agreement (other than any loss or cost which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent) provided that such costs shall be reasonable prior to the delivery of an Enforcement Notice to the Company. The Company is not liable to indemnify the Security Agent against any costs referred to in this Clause 14.3 to the extent that such costs have been paid by the Company to the Security Agent under Clause 14.1.

14.4 No Liability

Subject to Clause 4.2, none of the Security Agent or its designees or nominee(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with all or any part of the Rights under the Land Concession Contract or (c) enforcing the Assignment, in each case except in the case of gross negligence or wilful default on its part. The Company shall indemnify (to the extent that the Security Agent has not been indemnified under Clause 9) the Security Agent, its designees or nominees and any attorneys against any action, proceeding, claims, losses, liabilities and costs which it has sustained as a consequence of assuming the obligations under the Land Concession Contract if the Security Agent becomes the lessee thereof pursuant to an enforcement of the Assignment authorised by the Government of the Macau SAR other than any loss, liability or cost which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent.

15.	Currency Conversion And Indemnity

15.1 For the purpose of or pending the discharge of any or all of the Secured Obligations, the Security Agent may convert any moneys received, recovered or realised or subject to application by the Security Agent pursuant to this Agreement from the currency of such moneys to another for such purpose and any such conversion shall be made at the Security Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Security Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Agent.

15.2 If any sum (a “Sum”) due from the Company under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company; or

(b)	obtaining or enforcing an order or judgment in any court or other tribunal,

the Company shall (through the Security Agent) indemnify each Person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

16.	Payments Free Of Deduction

All payments to be made by the Company under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

17.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

18.	Discretion And Delegation

18.1 Any liberty or power which may be exercised or any determination which may be made hereunder by the Security Agent may, subject to the terms and conditions of the Deed of Appointment and Priority, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons save that the Security Agent shall act in a reasonable manner if expressly required hereunder.

18.2 The Security Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Security Agent itself or any subsequent delegation or revocation thereof.

19.	Amendment

The terms of this Agreement may be amended by an instrument in writing executed by all parties hereto or their successors or permitted assignees and/or transferees with notarised signatures or in any other form as required by law.

20.	Changes to Parties

20.1 The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Agreement.

20.2 The Security Agent may assign its rights and transfer its obligations (if any) under this Agreement in accordance with the provisions of the Deed of Appointment and Priority provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Agreement (which shall be assigned to such successor Security Agent pursuant to the terms of the Deed of Appointment and Priority). Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as agent for the Secured Parties for the purposes of this Agreement and in place of the former Security Agent.

20.3 Subject to the relevant provisions of the Finance Documents, each Secured Party may assign all or any of its rights under this Agreement (whether direct or indirect) in accordance with the provisions of the Finance Documents. It is acknowledged that none of the Finance Parties has or shall have any obligation under this Agreement.

20.4 The Company irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Secured Party of its rights and/or obligations made in accordance with the provisions of the Finance Documents;

(b)	it shall continue to be bound by the terms of this Agreement, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Secured Party shall acquire an interest in this Agreement upon such assignment or transfer taking effect.

21.	Notices

21.1 Any communication to be made under or in connection with this Agreement shall be made in writing but, unless otherwise stated, may be made by fax or letter.

21.2 The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other party by not less than 10 Business Days’ notice.

21.3 Any communication or document made or delivered by one Person to another under or in connection with this Agreement shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when received in legible form; or

(c)	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 21.2, if addressed to that department or officer.

Any communication or document to be made or delivered by one Person to another shall be effective only when actually received by that Person and then only if it is expressly marked for the attention of the department or officer identified with that Person’s signature below (or any substitute department or officer as that Person shall specify for this purpose).

22.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Macau.

23.	Jurisdiction

23.1 The Company irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Macau to settle any disputes (a “Dispute”) arising out of, or in connection with this Agreement (including without limitation a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

23.2 Notwithstanding Clause 23.1, any Secured Party may take proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent Proceedings in any number of jurisdictions.

23.3 The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

24.	Exercise of Rights

Notwithstanding anything contained in Clause 23.2 to the contrary, the Secured Parties will only exercise their rights under this Agreement through the Security Agent unless and until the appointment of the Security Agent ceases and no successor Security Agent is appointed under Clause 17.1 (Resignation of Security Agent) of the Deed of Appointment and Priority.

25.	Counterpart

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

For and on behalf of Wynn Resorts (Macau) S.A.

Matthew O. Maddox
Matthew O. Maddox

Address:	429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau

Telephone:	(853) 371476

Fax:	(853) 329966

Attention:	Chief Financial Officer

With a copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Telephone:	(1) 702-770-2111

Fax:	(1) 702-770-1520

Attention:	General Counsel

Notária Privada

Maria Amélia António

Maria Amélia António

For and on behalf of Société Générale, Hong Kong Branch

Sun Peng Lui	David Edward Gore
Lui Sun Peng	David Edward Gore

Address:	42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Telephone:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/ Raymond Fung/ Sara Wong Risk & Agency

Notária Privada

Maria Amélia António

Maria Amélia António

15